UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: August 31, 2002




                         The South Financial Group, Inc.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)




        South Carolina               0-15083                 57-0824914
     ---------------------          ----------              ------------
    (State of other juris-          (Commission             (IRS Employer
    diction of incorporation)       File Number)         Identification Number)


         102 South Main Street, Greenville, South Carolina      29601
         -------------------------------------------------      -----
         (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code:  (864) 255-7900


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ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS

             Effective August 31, 2002, The South Financial Group, Inc. ("TSFG") completed its acquisition of Gulf West Banks, Inc. ("Gulf West"). This was accomplished through the merger of Gulf West with and into TSFG, all as provided in the Agreement and Plan of Merger dated March 21, 2002 between TSFG and Gulf West (the "merger agreement"). As a result of the merger, each share of Gulf West common stock was converted into the right to receive $13.7942 in either cash, TSFG common stock, or a combination of both. This per share merger consideration assumes a market value of $19.93 per share of the TSFG common stock, which was average of the closing prices for the TSFG stock for the ten consecutive trading days ending August 28, 2002 (which is the method mandated by the merger agreement).

         Pursuant to the merger agreement, TSFG issued 4,465,141 shares and paid $32,400,178 (both fixed numbers) for all outstanding Gulf West shares calculated on a fully diluted basis. Gulf West shareholders had the option to elect to receive their merger consideration in the form of either TSFG common stock, cash, or a combination of cash and TSFG common stock. The merger agreement further provided that in the event the aggregate elections resulted in an oversubscription of cash, shareholders electing all cash would receive a portion of their merger consideration in the form of TSFG stock (and conversely, if cash was undersubscribed, shareholders electing all stock would receive a portion of their merger consideration in the form of cash). The deadline for making an election was August 29, 2002. Although the final analysis of the elections has not been completed, it appears that cash was modestly oversubscribed.

         Subject to the allocation mechanism described in the election materials delivered to Gulf West shareholders:

         o the per share stock consideration is 0.6921 shares of TSFG common stock for each Gulf West share and
         o the per share cash consideration is $13.7942 for each Gulf West share.

         Shareholders who elected to receive a combination of stock and cash will receive stock consideration for 70.7% of their Gulf West shares and cash consideration for the remaining 29.3%. Assuming that the initial projection of a modest cash oversubscription is correct, shareholders who elected to receive all stock and shareholders making no election will receive stock consideration for 100% of their shares. Shareholders electing all cash will receive approximately 85% - 90% of the merger consideration in cash and 10% - 15% in stock.

         Effective upon the consummation of the merger, Gordon W. Campbell (GWBK's chairman) became a director of TSFG.

           On September 3, 2002, TSFG issued a press release announcing the consummation of the merger as contemplated by the merger agreement.

           The merger agreement and the press release are attached hereto as Exhibits 2 and 99, respectively, and are incorporated herein by reference in their entirety. The foregoing description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

ITEM 7.     EXHIBITS.

            (a) The financial statements of TSFG required to be reported as a result of the transaction described in Item 2 have not been completed as of the date of this report and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

            (b) The pro forma financial information required to be reported as a result of the transaction described in Item 2 has not been completed as of the date of this report, and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.


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         (c) Exhibits.

         Exhibit
         Number

         2.1 Agreement and Plan of Merger dated March 21, 2002 between TSFG and Gulf West. Incorporated by reference to Exhibit 2.1 of TSFG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         99.1     Press Release of TSFG issued September 3, 2002.


SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      THE SOUTH FINANCIAL GROUP, INC.


September 4, 2002                     By:  /s/ William S. Hummers III
                                      ------------------------------------
                                      William S. Hummers III
                                      Executive Vice President